Exhibit 1.3

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT

Dated:  May 9, 1996

To:   Sears Receivables Financing Group, Inc., as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re:   Underwriting Agreement dated May 9, 1996


Title:      Sears Credit Account Master Trust II, $500,000,000 6.50% Class
A Master Trust Certificates, Series 1996-2.

Initial Principal Amount of Certificates:

      $500,000,000 Class A Master Trust Certificates, Series 1996-2

Class A Expected Final Payment Date:  November 15, 1999

Series and Class Designation of Designated Securities:

      6.50% Class A Master Trust Certificates, Series 1996-2 (the "Class A Certificates")


Series Cut-Off Date:  The last day of the Due Period ending in April 1996


Certificate Rating:  Class A Certificates:   Aaa by Moody's Investors
Service, Inc.
                                             AAA by Standard and Poor's
Ratings Group

Aggregate outstanding balance of Principal Receivables as of the last day of the Due Period ending in April 1996: $7,221,599,837.94

Date of Series Supplement:    May 17, 1996.

Certificate Rate: Class A Certificates:   6.50% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from May 17, 1996.

                  Class A Certificates:   99.478125%

Initial Public Offering Price: The initial public offering price for the Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from May 17, 1996.

                  Class A Certificates:   99.703125%

Closing Location: Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179


Time of Delivery: 10:00 A.M., New York Time, on May 17, 1996, or at such other time as may be agreed upon in writing.


Address of Representative of the Underwriters for notices:

            Goldman, Sachs & Co.
            85 Broad Street
            New York, NY  10004
            Attention:  William Cassano
            Facsimile:  (212) 902-9709

Additional Agreements

            (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

            (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto (the "Class A Underwriters") agree that the Company and Sears may enter into that certain underwriting agreement and pricing agreement, each of even date herewith (collectively, the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class B Master Trust Certificates, Series 1996-2 (the "Class B Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class A Underwriting Agreement") that the Class B Underwriting Agreement be duly executed and delivered by the parties thereto.

            (c) If an underwriter under the Class B Underwriting Agreement (a "Class B Underwriter") shall default in its obligations to purchase the Class B Certificates and the Class B Underwriting Agreement terminates in accordance with its terms, the Class A Underwriters shall have the right to purchase the Class B Certificates on the same terms that the Class B Underwriters were entitled to purchase such Class B Certificates prior to the expiration of the Class B Underwriting Agreement and in the same proportions that the Class A Underwriters have agreed to purchase the Class A Certificates hereunder; provided, however, that Company shall have the right to postpone the Time of Delivery for the Class A Certificates and the Class B Certificates for a period of not more than seven days, to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

            (d) If (i) a Class B Underwriter shall default in its obligations to purchase the Class B Certificates, (ii) the Class B Underwriting Agreement terminates in accordance with its terms and (iii) the Class A Underwriters do not agree to purchase the Class B Certificates on the terms and in the proportions described in paragraph (c) above, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class B Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

            (e) The purchase and sale of the Class A Certificates shall occur concurrently with, and shall be conditioned on, the purchase and sale of the Class B Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Class A Underwriters purchase the Class B Certificates as described in paragraph (c) above, if the Class B Underwriting Agreement terminates because of the default of a Class B Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

            The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.

                                    Very truly yours,

                                    /S/ Goldman, Sachs & Co.
                                    GOLDMAN, SACHS & CO.

                                    On behalf of each of the Underwriters


Accepted:

SEARS RECEIVABLES FINANCING

GROUP, INC.

By:   /S/ Stephen D. Carp


SEARS, ROEBUCK AND CO.

By:  Larry R. Raymond

SCHEDULE I


                                                 Principal
                                                 Amount of
                                                 Class A
                                                 Certificates
                                                  to be
Underwriter                                      Purchased



Goldman, Sachs & Co.. . . . . . . . . . . . .  . . $166,668,000

Merrill Lynch, Pierce, Fenner & Smith.  . . .      $166,666,000
  Incorporated

Salomon Brothers Inc . . . . . . . . . . . . .. . .$166,666,000


 Total                                             $500,000,000